Exhibit 99.2

Q2 2010 Nautilus, Inc. Earnings Conference Call Transcript

Operator

Welcome to the Nautilus, Incorporated second quarter 2010 results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation we will have a question-and-answer session. As a reminder this conference is being recorded today, Monday, August 16, 2010.

Before the call begins, listeners should be advised of the Safe Harbor Statement that apply to today’s call. Prepared remarks during this call contain forward-looking statements. Additional forward-looking statements may be made in response to questions. These statements do not guarantee future performance. Nautilus undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date they are made, or to reflect an occurrence of unanticipated events. Therefore, undue reliance should not be placed upon them. Listeners should review the earnings release to which this conference call relates and the Company’s most recent periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for more detailed discussions of the factors that can cause actual results to differ materially from those projected in forward-looking statements.

On the call today from the Company are Mr. Ed Bramson, Chief Executive Officer, and Mr. Kenneth Fish, Chief Financial Officer.

I would like to turn the call over to Mr. Bramson, Chief Executive Officer. Please go ahead, sir.

Ed Bramson - Nautilus, Inc. - CEO

Thank you, and thank you, everyone for joining us today. Ken’s going to review our financial results in detail in a moment. But before I turn the call over to him, I’d like to review a few highlights from the second quarter and also to update you on where we are at this point in Q3.

So turning to the quarter, obviously this wasn’t a good quarter. As we warned you in the quarter’s call last time, the tight availability of consumer credit has been making things very difficult for our direct business for some time now, and the second quarter didn’t show any improvement. Retail, on the other hand, did reasonably well. Sales were up 4% and the business was profitable, which is good in a seasonally weak quarter for retail like Q2.

Getting back to direct, because credit approvals were so weak, we also decided to reduce advertising by a double-digit amount to conserve funds for increased spending later in the year when we hope that credit approvals will be better and demand is also seasonally stronger. So to be clear, the 35% reduction in direct sales is partly the result of lower credit approvals, which we cannot control, but also due to a reduction in spending on advertising which we chose to defer deliberately. Where we stand on direct now is that we made the initial transition to a new Tier 1 consumer financing program with General Electric last week. The program is being implemented in steps which won’t be completed until September, but we’ve already seen a modest uplift in approvals. At the moment they’re running better than they were in Q2 of this year, but they’re not back to the levels that we saw at Q2 of 2009.

Additionally, we’re seeing considerably—a considerable improvement in lead generation compared to Q2, not because our ad spending has gone up because in which we’re still controlling tightly, but because response to our new series of cardio ads has shown dramatic improvements bringing in significantly more leads for the same money. We’ve only had a few days under the new conditions, so it’s too early to say definitively how things are working out, but our plan remains as we’ve said before to work with our new provider to optimize credit approvals and to increase ad spending later in the year as circumstances permit. I’m sorry that we’re not able to report better results at the moment, but we continue to look for improvement in the second half. With that as background, I’d now like to turn the call over to Ken.

Ken Fish - Nautilus, Inc. - CFO

Thanks, Ed. My comments today are going to primarily address our second quarter results for continuing operations, which consists of the direct business and the retail business, and they exclude our discontinued operations. I’ll begin by discussing the results of our overall Company and then I’ll move on to provide additional detail on the segments.

Our net sales were $30.6 million in the second quarter of 2010, compared to $40.1 million in the second quarter of 2009. Our higher retail sales were more than offset by our lower direct business sales. For modeling purposes, it is important to keep in mind that our second quarter is traditionally our softest sales period. Consolidated gross profit margin in the second quarter 2010 was 44.0% of net sales compared to 49.4% for the same period in 2009, reflecting a decline in the proportion of sales represented by the direct business which is typically with a higher gross profit margin than the retail business.

Looking at the components of operating expenses, our selling and marketing expenses declined 10% to $14.6 million in Q2 2010 from $16.3 million in Q2 2009. Our decreased selling and marking expenses reflect our continued efforts to align ad spend with anticipated revenue.

Total G&A was $4.8 million in Q2 2010 compared to $5.5 million in Q2 2009. This 12.2% reduction is due to efficiencies resulting from 2009 cost saving initiatives.

Total operating expenses in Q2 2010 were $20.2 million, compared to $34.7 million in Q2 2009. The decline in operating expenses was driven by previously implemented restructuring efforts and the aforementioned reduced selling and marketing costs. Second quarter 2009 operating expenses include an $11.8 million restructuring charge. Operating loss was $6.8 million for the second quarter 2010 compared to $14.9 million loss in the prior year period, which includes the previously mentioned restructuring charge. Loss from continuing operations was $7.0 million or $0.23 loss per share. This compares to a loss from continuing operations of $14.7 million or $0.48 loss per share in the second quarter 2009.

Briefly on our discontinued operations, loss from discontinued operations in the second quarter of 2010 was $3.7 million, or a $0.12 loss per share, compared to loss from discontinued operations of $6.5 million, or $0.20 loss per share in the second quarter last year. A significant portion of our remaining commercial assets were sold effective April 30, 2010. A majority of the loss from discontinued operations in the second quarter of 2010 was from operations which have now been sold.

Turning to our year-to-date results, for the six months ended June 30, 2010, net sales were $76.3 million compared to $94.2 million in the first six months of 2009. Loss from continuing operations in the first half of 2010, $9.4 million, or $0.30 loss per share, compared to a loss from continuing operations of $20.1 million, or $0.66 loss per share in the first half of 2009. And it is important to note, that the loss for the first half of 2009 includes $13.8 million in restructuring expenses.

Now I’d like to provide additional detail on the segment operating results. Our second quarter 2010 net sales in our retail business increased 4.1% driven by strong customer demand for our newly designed bikes, elliptical products and also increased sales of free weight systems. Our direct business sales in Q2 2010 were $18.4 million, down 34.6% from $28.2 million in the corresponding period of 2009. This year-over-year decline was primarily due to a 40% decrease in the rate of credit approvals from HSBC, our Tier 1 consumer credit finance provider, versus the second quarter of 2009.

We do not believe the credit quality of customers applying for credit has declined in proportion to the reduction in the credit approvals. The addition of new customer accounts through our prior financing programs with HSBC released in August and we are working to formally terminate our agreement with HSBC. Beginning during the second quarter, we reduced advertising expenditures, as Ed previously mentioned, until later in the year, when new financing programs are expected to enhance our direct business.

As previously announced, entered into a new agreement with GE Money Bank on June 15, 2010. We were able to begin our new financing programs with them last week and expect to complete the full rollout with GE in September as Ed had mentioned. We are pleased with this new relationship, believe that we will see corresponding improvements in our direct sales once these new programs with GE fully take hold.

Gross profit margin of the retail business was 26.4% in the second quarter of 2010 compared to 27.3% in the second quarter of 2009. The higher gross profit margin second quarter of 2009 due primarily to adjustments to certain previously recognized reserves for warranty costs.

Gross profit margin in the direct business declined to 54.1% for the second quarter of 2010 compared to 58.5% for the same period in 2009, primarily due to changes in the product mix and increased customer discounts from sales promotions.

For our retail business, we achieved operating income of $1.3 million, an 11.9% increase in operating income from $1.2 million in the second quarter of last year. Our improvement in retail operating income reflects the segment’s year-over-year sales growth as well as our successful cost reduction efforts, including costs associated with selling and marketing, general and administration and research and development.

Operating loss for our direct business, $5 million, compared to operating income of $577,000 in Q2 2009. The decline is primarily due to lower sales. While our lower sales in the direct business had a negative impact on the operating results, we are very pleased that our sales and operating income for the retail business continues to improve. With our new financing programs, we’re confident that we will see improvements in the direct business in the coming quarters.

Turning to our balance sheet, inventories for the retail and direct segments, $16.3 million at June 30, 2010 compared to $13.1 million at the end of 2009. We ended the quarter with an oversupply of a few products, expect this to be substantially corrected in the third quarter. Trade receivables were $10.2 million at June 30, 2010, and $9.4 million of this amount is from continuing operations, this compares to $27.7 million at the end of 2009 of which $18.2 million was from continuing operations.

As of June 30, 2010, we have no borrowings against our $15 million credit facility with Bank of the West. Additionally, we had cash and cash equivalents of $4.5 million, and a further $4.3 million of restricted cash. The restricted cash is to support outstanding letters of credit issued by Bank of the West and Bank of America. We also had $2.8 million of assets held for sale associated with the discontinued commercial business as of the end of the second quarter.

With the improved credit arrangement with GE, our customers will now enjoy proper financing to obtain the products that they desire to assist them in achieving their fitness goals. We expect to start seeing improvements in our sales during the third quarter with further improvements during the fourth quarter of this year due to the strength of our product offerings and our improved third-party credit offerings. Now we would like to open up the call for questions. Operator.

Operator

Thank you. (Operator Instructions) Our first question comes from the line of Reed Anderson with D.A. Davidson. Please proceed with your question.

Reed Anderson - D.A. Davidson & Co. - Analyst

Hi, Ed.

Ed Bramson - Nautilus, Inc. - CEO

Hi, Reed.

Reed Anderson - D.A. Davidson & Co. - Analyst

Couple questions. One is, I think in your prepared remarks, I jumped on a couple minutes late, but I thought I caught something about talking about kind of ramping ad spend as you get more direct—a little help from the financing side on the direct, just curious is that going to be kind of commensurate where the sales trend goes or have you really got a, kind of a static plan in place where you’re going to ramp up ad spending at a certain rate over the next couple quarters to get where you think the sales will be?

Ed Bramson - Nautilus, Inc. - CEO

It’s a little bit of each, Reed. You typically spend more in Q4 and Q1, anyway, just because there’s more business out there. And then we—as we see how the approval rates coming up, we will have some more money in reserve to maybe take it higher than we would otherwise go.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay and—

Ed Bramson - Nautilus, Inc. - CEO

So we will increase ad spending faster if there’s an opportunity.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay, good. In your ad spend, the direction you’re going to channel that will it be what you typically have channeled it whether it’s a mix of online, or television, that sort of thing, or are you going to change the mix a little bit with this ramp-up?

Ed Bramson - Nautilus, Inc. - CEO

It’ll probably go mostly to television. I mean a lot of the—we get a very big chunk of our business online, but if you look at it, the online seems to be correlated with the TV advertising you do, so to some extent it’s people responding online to stuff they saw on television. So we’ll probably up everything proportionately, generally speaking.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay. And then another question I had was comment about, I think Ken had the comment about one of the gross margin impacts negatively to the I forget which segment it was, but you were talking about—it was [displanned]—or it was discounting for product. And I’m just curious, was that something you had anticipated doing? Because we kind of gotten away from that last year. And I’m just wondering if there’s was need to brought back or is that something you had planned to do in this quarter?

Ed Bramson - Nautilus, Inc. - CEO

There was a couple of specific things, Reed. One of them was that we were over-stocked in one particular product line in retail, and we did discount some of it to move it. Not a lot but enough to be significant. And then in the cardio segments in direct, what we’ve been doing, while we were waiting to see if we get better credit approvals, we did some experimenting to see if there were different price points that might boost sales in direct. And the experiments basically said that there weren’t, so we did that briefly.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay. And then my last question is just on the R&D side. Really what I would just term product development. I mean really you’ve—we’ve really pared that back where it was a few years ago. You’ve got some newer product out there now. I’m just wondering though I mean this industry thrives on new product, are you—are we at the point where probably starting next year that’s going to have to start ramping up a little bit, or do you think you could maintain this kind of level for the next year or so?

Ed Bramson - Nautilus, Inc. - CEO

The spending might pick up a little bit. We do—we’ve got products in the pipeline now that will be coming out early next year, so we might spend a bit more, but I think the level we’re at is probably not too unreasonable for right now.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay, good. That’s it for me. Good luck.

Ed Bramson - Nautilus, Inc. - CEO

Thank you.

Operator

(Operator Instructions) Our next question comes from the line of Jason Stankowski with Castle Peak. Please proceed with your question.

Jason Stankowski - Castle Peak Asset Management - Analyst

Hi, guys. Just curious if—kind of what the process has been with GE, I guess and/or any of the other people that you interviewed in terms of getting some comfort, do you take sort of rejected people from the old credit source and sort of pass their profile on and say, hey, would you have approved this person, or kind of what gives you the comfort that we’re going to head back at least reasonably in the direction of an underwriting discipline that meets our kind of customer profile?

Ed Bramson - Nautilus, Inc. - CEO

Well, we had actually almost done a deal with GE some time ago, so they kind of knew what our credit profile was, and it hasn’t changed very much since they looked at it. So they were—it’s an estimate, but they were able to give us a decent guesstimate of where they are, and they told us some other programs they’ve been running. The other thing, though, is that there are two additional features that come with the GE program which we haven’t had to date. The first one is that we’ll have pre-screening. So right now, we haven’t had—until now we haven’t had the ability, when you’re on the phone to figure out whether you’re going to get approved for credit or not (inaudible) big plus.

Jason Stankowski - Castle Peak Asset Management - Analyst

Via your phone number or kind of where—

Ed Bramson - Nautilus, Inc. - CEO

We get some basic information and you get a quick screen. It’s not a credit approval, but you get a more likely than not with some very minimal data. The second thing is that in cardio, where our demographic is different, the credit offering we’ve always had has been a revolving credit, and it’s very expensive in terms of interest rate. And it’s really for people who actually are—have decent credit or are a bit more established. It’s so expensive it’s almost a turn off. So with the GE program at our option we can offer them a revolving credit, or we can actually do one year or two years same as cash. And with interest rates as low as they are, that costs very little, and it brings you—brings people into the net that you would otherwise lose through only having the single offering we had. So I think there’s a couple of areas that we’ll see benefits from.

Jason Stankowski - Castle Peak Asset Management - Analyst

Okay. So it sounds like you’ve gotten some comfort that they—that they’ll—that they’re not wasting their time getting involved with you guys.

Ed Bramson - Nautilus, Inc. - CEO

Well it costs them a fair amount of money to set this up. And I mean we could both be disappointed, but they’re not doing this to lend the amount of money that we’ve been lending lately. They [want] some more.

Jason Stankowski - Castle Peak Asset Management - Analyst

And can you talk a little bit about the direct business in terms of obviously there is some period there where we thought there might have been an inventory build, and it’s nice to see that actually growing. Are you getting any anecdotal evidence of sell through, or can you talk to reorder rates and that type of thing?

Ed Bramson - Nautilus, Inc. - CEO

Retail is doing okay. I mean we’re being somewhat cautious because we read the same newspapers you do, and so we do monitor sell through as best you can. And so we’ve got the inventory up a little higher. We’re not going to miss any orders that we think might come in the second half. But I think that some of the increase we’ve seen has definitely been inventory, open to buy has been building up to the cleared outs in inventory up in the retail base. And there’s some underlying improvement in—and retail demand, but I wouldn’t say that we’re sure how big that is yet.

Jason Stankowski - Castle Peak Asset Management - Analyst

Okay, so the inventory build is kind of in anticipation of the credit lines being put in?

Ed Bramson - Nautilus, Inc. - CEO

Well in direct we haven’t built—no, I was actually talking about retail, the I’m sorry, I misunderstood your question. In direct, we had a little pop in inventory this quarter. It’ll come down again next quarter so I wouldn’t read anything into that.

Jason Stankowski - Castle Peak Asset Management - Analyst

Okay, okay. And lastly is there anything you can say in terms of the process—you mentioned on the last call that you were at least at the Board level exploring and talking about bringing on sort of a full-time CEO from the business. Has there been any developments in that regard?

Ed Bramson - Nautilus, Inc. - CEO

Well, we’re definitely looking for someone younger and more attractive than I am.

Jason Stankowski - Castle Peak Asset Management - Analyst

Okay.

Ed Bramson - Nautilus, Inc. - CEO

But I think we might want to sort of hand it over in a little more shined up condition, so it’s certainly something that the Board is looking at, but it’s not imminent, as in like next week.

Jason Stankowski - Castle Peak Asset Management - Analyst

Okay great. Thank you guys so much.

Ed Bramson - Nautilus, Inc. - CEO

You’re welcome.

Operator

Mr. Bramson, there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.

Ed Bramson - Nautilus, Inc. - CEO

Well thank you very much, everybody for joining us, and we hope we’ll have a little better news for you in Q3. So thanks again, bye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.